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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934




                                  June 29, 2005

                              Diomed Holdings, Inc.


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
           Delaware                       000-32045                     84-1480636
(State or other jurisdiction of   (Commission File Number)   (IRS Employer Identification No.)
        incorporation)
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                       1 Dundee Park
                        Andover, MA                            01810
         (Address of Principal Executive Offices)            (Zip Code)

       Registrant's telephone number, including area code: (978-475-7771)

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ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

      On June 24, 2005, Diomed Holdings, Inc. ("Diomed") entered into an agreement (the "Distribution Agreement") with Med1Online, pursuant to which Diomed appointed Med1Online as its exclusive distributor of Diomed's patented EVLT(R) endovenous laser treatment products in the OB/GYN and plastic surgery markets in the United States.

      The following summarizes the material terms of the Distribution Agreement:

Term: Initial term of three years, renewable annually thereafter with the parties' mutual agreement.

Market: OB/GYN and plastic surgery markets in the United States. Diomed will refer inquiries within the market to Med1Online; Med1Online will refer inquiries outside of the market to Diomed.

Marketing Activities: Med1Online will use its sales force to develop markets and improve market penetration of EVLT(R) and provide purchase financing. Med1Online will invest a minimum amount per quarter for marketing, advertising and promotion of EVLT(R).

Marketing Support, Training and Customer Support: Diomed will provide Med1Online with Diomed's promotional materials, including demos for use at mutually agreed upon trade shows. Diomed will assist Med1Online in developing an in-house sales training program and will provide training for at least three Med1Online sales representatives annually. Diomed will provide installation, training and warranty service to Med1Online customers. If Diomed so requests, and at Diomed's expense, Med1Online will provide clinical training to customers through appropriately certified representatives of Med1Online.

Minimum Purchases and Pricing: Med1Online will purchase from Diomed a specified minimum number of EVLT(R) lasers initially, and a minimum number of EVLT(R) lasers each quarter in order to maintain its exclusive distribution rights.


ITEM 9.01.  FINANCIAL STATEMENTS AND EXHIBITS

      A copy of the Distribution Agreement (omitting certain confidential information as to which Diomed has made a request for confidential treatment with the Securities and Exchange Commission) is attached as an exhibit to this Current Report.

10.1 Distribution Agreement, dated as of June 24, 2005, between Diomed Holdings, Inc. and Med1Online

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                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                  Diomed Holdings, Inc.
                                  (Registrant)

Date:    June 29, 2005            By:    /s/  JAMES A. WYLIE, JR.
                                         --------------------------
                                  Name:  James A. Wylie, Jr.
                                  Title: President and Chief Executive Officer

EXHIBITS

10.1 Distribution Agreement, dated as of June 24, 2005, between Diomed Holdings, Inc. and Med1Online